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                               AYDIN CORPORATION
                                700 Dresher Road
                                  P.O. Box 349
                          Horsham, Pennsylvania 19044




PERSONAL AND CONFIDENTIAL

                   October 8, 1998









L-3 Communications Corporation
600 Third Avenue
New York, NY 10016

Gentlemen:

1. In connection with your consideration of a possible transaction with Aydin Corporation (the "Company"), you have requested information concerning the Company. As a condition to you being furnished such information, you agree to treat any information (whether written or oral) concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company or its subsidiaries or by its or their directors, officers, employees, representatives (including financial advisors, attorneys or accountants) or agents (collectively, "Representatives") to you and your Representatives (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. As used herein, the term "your Representatives" means those of your and your subsidiaries' directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents who are provided or informed of the contents of Evaluation Material on your behalf or otherwise act on your behalf in connection with a possible transaction between you and the Company, and, in the case of your or your subsidiaries' representatives (including financial advisors, attorneys and accountants) or agents, means solely the individual directors, partners, officers or employees actually provided or informed of the contents of Evaluation Material or acting in connection with the possible transaction. The term "Evaluation Material" does not include information which
(i) is already in your possession (other than information provided to you or your Representatives by the


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Company or its Representatives) provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives (but only with respect to the period after which such information becomes publicly available), or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or its Representatives.

2. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you. Except as required by law, you agree that such information will be kept confidential by you and your Representatives, and that you and your Representatives will not disclose in any manner whatsoever such information or the fact that you have received such information; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and Representatives shall be informed by you of the confidential nature of such information and shall agree to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing. You agree that you will be responsible for any breach of this letter by any of your Representatives, except that you will not be responsible for any such breach arising from (1) a director, officer or employee of Lehman Brothers Holdings Inc. or any of its subsidiaries or affiliates conveying information to or instigating action by Lehman Brothers Holdings Inc. or any of its subsidiaries or affiliates, (2) a director, officer or employee of Lockheed Martin Corporation conveying information to or instigating action by Lockheed Martin Corporation or any of its subsidiaries or affiliates, or (3) any director, partner, officer or employee of any of your Representatives (including financial advisors, attorneys or accountants) or agents conveying information to or instigating action by their employer or their employer's subsidiaries or affiliates.

3. You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under


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circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4. You hereby agree that at no time shall you or your Representatives contact any officers or employees of the Company in connection with the possible transaction with the Company other than the officers and employees of the Company designated by the Company for that purpose.

5. In addition, without the prior written consent of the Company, except as required by law, you will not, and will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

6. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or any informal or formal investigation by any government or governmental agency or authority) to disclose any of the Evaluation Material or any of the other information referred to in this letter, you will notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole discretion, waive compliance with the terms of this letter. You agree not to oppose any action by the Company to obtain such protective order or other remedy. Irrespective of whether such protective order or other remedy is obtained or the Company waives compliance with the terms of this letter, you agree that you and your Representatives will furnish only that portion of the Evaluation Material or other information which you are advised by counsel is legally required to be furnished.

7. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of the agreement that prior to the earlier of (i) the second anniversary of the date of this letter and (ii) the execution by you and the Company of a definitive and binding agreement relating to a possible transaction (the "Period"), neither you nor any of your Representatives, without the prior written consent of the Company, will, in any manner, whether publicly or otherwise, directly or indirectly (nor will you or any of your Representatives in any way assist, finance, influence or encourage any other person or entity, whether publicly or otherwise, directly or indirectly to), initiate, make, effect, cause or seek, offer or propose to initiate or participate in or take a position with respect to: (i) any acquisition of any securities or assets of the Company or any of its affiliates or beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) thereof; (ii) any tender or exchange offer, merger or



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other business combination involving the Company or any of its affiliates;
(iii) any sale of assets, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; (iv) any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or consents which relates in any way to any shares of Common Stock or other securities of the Company, whether before or after the formal commencement of any such solicitation; (v) advising or influencing any person or entity with respect to the voting of, or the giving or withholding of any consents with respect to, any shares of Common Stock or other securities of the Company; (vi) calling, or seeking to call, a meeting of the Company's shareholders or executing any written consent or initiating or continuing any shareholder proposal for action by shareholders of the Company; (vii) otherwise acting, alone or in concert with others, to seek to acquire control of the Company or influence the Board, management or policies of the Company; (viii) bringing any action or otherwise acting to contest the validity of this letter or seeking a release of the restrictions contained herein; (ix) any formation of a "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of, or Rule 13d-5 under, the 1934 Act, with respect to securities of the Company or its affiliates; (x) any action which would at any time require the Company or any of its affiliates to make a public announcement regarding any of the foregoing; (xi) any disclosure of any intention, plan or arrangement inconsistent with any of the foregoing or
(xii) any discussions, arrangements, understandings, agreements or proposals with any person or entity with respect to any of the foregoing. You also agree that, during the Period, neither you nor any of your Representatives will request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). If at the time of this letter you are engaged in any of the foregoing, you agree to promptly cease or withdraw from any such action.

8. You also agree that the Company shall be entitled to specific performance or other equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of this letter and that you shall not oppose the granting of such relief. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter but shall be in addition to all other remedies at law or in equity.

9. You understand that (a) the Company shall be free to conduct the process relating to the consideration of a possible transaction (including, without limitation, by negotiation with any prospective buyer and entering into a definitive agreement relating to a possible transaction without prior notice to you or any other person) and (b) any procedures established with respect to such possible transaction may be changed at any time without notice to you or any other person and you agree to be bound by

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such procedures.

10. Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material.

11. Immediately upon the Company's request, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material, including any summaries, analyses or extracts thereof (whether prepared by the Company, its advisors or otherwise), and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by your authorized officer supervising such destruction. All information contained in any documents returned to the Company or destroyed, and any oral information provided to you or your Representatives hereunder, will continue to be subject to this letter.

12. You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by the Company or any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein.

13. Unless the term of an obligation is otherwise specifically stated herein, all of the obligations hereunder shall terminate two years following the date first set forth above.

14. This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, City of Philadelphia, without regard to the principles of conflicts of laws thereof. It is further agreed that any suit, action or proceeding arising under or relating to this letter shall be brought either in the United States District Court located in, or a state court located in, the State of Delaware and you hereby (a) consent to the jurisdiction of any such court, (b) agree to service of process in any such suit and agree that service of any process, summons, notice or document by U.S. registered or


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certified mail to the address set forth above shall be effective service of process for any suit, action or proceeding brought against you in such court, and (c) agree that any such court will be the proper and convenient forum for any such suit, action or proceeding.

15. No modifications of this letter or waiver of the terms and conditions hereof will be binding upon you or the Company, unless executed in writing by each of you and the Company.

This letter shall inure to the benefit of and be binding upon our respective successors and assigns; provided, however, that neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by either you or the Company without the prior written consent of the other party.


Very truly yours,


Aydin Corporation


By: /s/ I. Gary Bard
   ---------------------------------
   Name: I. Gary Bard
   Title: Chief Executive Officer



Confirmed and Agreed to:

L-3 Communications Corporation


By: /s/ Christopher C. Cambria
   ---------------------------------
   Name:Christopher C. Cambria
   Title:Vice President, Secretary and
          General Counsel

Date: 10/9/98
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